Exhibit 99

Contact: Roger R. Hopkins, Chief Accounting Officer
Phone: (615) 890-9100

NHI Reports 9.2% Increase in Third Quarter Normalized FFO
- Raises 2012 Normalized FFO Guidance -

MURFREESBORO, Tenn. – (November 5, 2012) National Health Investors, Inc. (NYSE:NHI) announced today its normalized Funds From Operations (“FFO”), its normalized Funds Available for Distribution ("FAD") and net income for the three months and nine months ended September 30, 2012.

Third Quarter Highlights

•	Normalized FFO up 9.2% and Normalized FAD up 8.4% over same period in 2011

•	Entered into joint-venture with Bickford Senior Living utilizing RIDEA structure

•	Closed $76 million of new investments

•	Increased 2012 Normalized FFO guidance to $3.15 - $3.18 per common share

Financial Results
Normalized FFO for the three months ended September 30, 2012, was $22,357,000, or $0.80 per basic and diluted common share, compared with $20,474,000, or $0.74 per basic and diluted common share, for the same period in 2011, an increase of 9.2%. Normalized FAD for the three months ended September 30, 2012, was $21,736,000 or $0.78 per basic and diluted common share, compared with $20,055,000 or $0.72 per basic and diluted common share for the same period in 2011, an increase of 8.4%. Normalized FFO and Normalized FAD for the three months ended September 30, 2012 excludes the effects of a loan write-down and other adjustments totaling $2,497,000.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the three months ended September 30, 2012, was $19,860,000, or $0.71 per basic and diluted common share, compared with $20,475,000, or $0.74 per basic and diluted common share, for the same period in 2011. Net income for the three months ended September 30, 2012, was $14,351,000, or $0.52 per basic and diluted common share, compared with net income of $18,808,000, or $0.68 per basic and diluted common share, for the same period in 2011.

Normalized FFO for the nine months ended September 30, 2012, was $65,118,000, or $2.34 per basic and diluted common share, compared with $58,729,000, or $2.12 and $2.11 per basic and diluted common share, respectively, for the same period in 2011, an increase of 10.9%. Normalized FFO excluded the effects of a loan writedown and other adjustments totaling $3,912,000 in 2012 and excluded the effects of gains on sales of marketable securities and other adjustments totaling $9,076,000 in 2011. Normalized FAD for the nine months ended September 30, 2012, was $64,829,000, or $2.33 per basic and diluted common share, compared with $59,512,000, or $2.15 and $2.14 per basic and diluted common share, respectively, for the same period in 2011, and increase of 8.9%. Normalized FAD excluded the effects of a loan writedown and other adjustments totaling $2,949,000 in 2012 and excluded the effects of gains on sales of marketable securities and other adjustments totaling $9,076,000 in 2011.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), for the nine months ended September 30, 2012, was $61,206,000, or $2.20 per basic and diluted common share, compared with $67,805,000, or $2.45 and $2.44 per basic and diluted common share, respectively, for the same period in 2011. Net income for the nine months ended September 30, 2012, was $49,628,000, or $1.78 per basic and diluted common share compared with net income of $63,018,000, or $2.27 per basic and diluted common share, for the same period in 2011.

NHI Reports 9.2% Increase in Third Quarter Normalized FFO

November 5, 2012

The reconciliation of net income to FFO, Normalized FFO, FAD and Normalized FAD is included as tables to this press release and is filed on Form 8-K and in our Form 10-Q and supplemental data filed with the Securities and Exchange Commission.

2012 Guidance
The Company currently forecasts Normalized FFO for 2012 from $3.15 to $3.18 per diluted common share. The Company's guidance range for the full year 2012 for net income per share and Normalized FFO per share, with underlying assumptions and timing of certain transactions, is set forth and reconciled below:

	Full-Year 2012 Range
	Low	High
Net income per diluted common share	$2.48	$2.49
Plus: Real estate depreciation	.53	.55
Plus: Loan write-downs	.08	.08
Plus: Expenses due to early lease termination and other adjustments	.06	.06
Normalized FFO per diluted common share	$3.15	$3.18

The Company's guidance range reflects the existence of volatile economic conditions, but does not assume any material deterioration in tenant credit quality and/or performance of its portfolio. The guidance is based on a number of assumptions, many of which are outside the Company's control and all of which are subject to change. The Company expects to make new investments in health care real estate during the remainder of 2012 that meet its underwriting criteria and where the spreads over its cost of capital generates sufficient returns to its shareholders. These new investments are expected to be funded by the Company's liquid investments and by short-term and long-term debt financing. The Company's guidance may change if actual results vary from these assumptions.

Investor Conference Call and Webcast
NHI will host a conference call on Monday, November 5, 2012, at 9 a.m. ET, to discuss third quarter results. The number to call for this interactive teleconference is (212) 231-2935 with the confirmation number, 21607772. The live broadcast of NHI's quarterly conference call will be available online at www.nhireit.com. The online replay will follow shortly after the call and continue for approximately 90 days.

National Health Investors, Inc. is a healthcare real estate investment trust that specializes in the financing of healthcare real estate by purchase and leaseback transactions and by mortgage loans. NHI's investments involve skilled nursing facilities, assisted living facilities, independent living facilities, medical office buildings, and hospitals. The common stock of the company trades on the New York Stock Exchange with the symbol NHI. Additional information about NHI, including its most recent press releases, may be obtained on NHI's web site at www.nhireit.com.

Statements in this press release that are not historical facts are forward-looking statements. NHI cautions investors that any forward-looking statements may involve risks and uncertainties and are not guarantees of future performance. All forward-looking statements represent NHI's judgment as of the date of this release. Investors are urged to carefully review and consider the various disclosures made by NHI in its periodic reports filed with the Securities and Exchange Commission, including the risk factors and other information disclosed in NHI's Annual Report on Form 10-K for the most recently ended fiscal year. Copies of these filings are available at no cost on the SEC's web site at www.sec.gov or on NHI's web site at www.nhireit.com.

NHI Reports 9.2% Increase in Third Quarter Normalized FFO

November 5, 2012

Reconciliation of Funds From Operations and Normalized Funds From Operations(1)(2)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income	$14,351	$18,808	$49,628	$63,018
Elimination of certain non-cash items in net income:
Real estate depreciation in continuing operations	5,509	2,709	11,578	8,096
Real estate depreciation in discontinued operations	—	6	—	39
Net gain on sale of real estate	—	(1,048)	—	(3,348)
Funds from operations	$19,860	$20,475	$61,206	$67,805
Gains on sales of marketable securities	—	(1,090)	(30)	(9,899)
Loan impairments (recoveries)	2,300	(99)	2,300	(99)
Change in fair value of interest rate swap agreement	—	1,188	—	922
Non-cash write-off of straight-line rent receivable	—	—	963	—
Write-offs and expenses due to early lease termination	—	—	297	—
Legal settlements	275	—	365	—
Other items	(78)	—	17	—
Normalized FFO	$22,357	$20,474	$65,118	$58,729

BASIC
Weighted average common shares outstanding	27,830,311	27,729,560	27,799,750	27,711,474
FFO per common share	$.71	$.74	$2.20	$2.45
Normalized FFO per common share	$.80	$.74	$2.34	$2.12

DILUTED
Weighted average common shares outstanding	27,862,582	27,789,725	27,828,879	27,795,150
FFO per common share	$.71	$.74	$2.20	$2.44
Normalized FFO per common share	$.80	$.74	$2.34	$2.11

(1) Management believes that funds from operations (FFO) is an important supplemental measure of operating performance for a real estate investment trust. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen and fallen with market conditions, presentations of operating results for a real estate investment trust that uses historical cost accounting for depreciation could be less informative, and should be supplemented with a measure such as FFO. The term FFO was designed by the real estate investment trust industry to address this issue. Our measure may not be comparable to similarly titled measures used by other REITs. Consequently, our funds from operations may not provide a meaningful measure of our performance as compared to that of other REITs. Since other REITs may not use our definition of FFO, caution should be exercised when comparing our Company’s FFO to that of other REITs. FFO does not represent cash generated from operating activities in accordance with GAAP (funds from operations does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP in the United States, as a measure of liquidity and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FFO excludes from FFO certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FFO for the current period to similar prior periods, and may include, but are not limited to, impairment of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, recoveries of previous write-downs, and changes in the fair value of interest rate swap agreements.

NHI Reports 9.2% Increase in Third Quarter Normalized FFO

November 5, 2012

Reconciliation of Funds Available for Distribution and Normalized Funds Available for Distribution(1)(2)
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Net income	$14,351	$18,808	$49,628	$63,018
Elimination of certain non-cash items in net income:
Depreciation in continuing operations	5,892	2,930	12,653	8,729
Depreciation in discontinued operations	—	6	—	39
Net gain on sale of real estate	—	(1,048)	—	(3,348)
Straight-line lease revenue, net	(1,248)	(907)	(2,325)	(2,762)
Non-cash stock based compensation	244	267	1,924	2,912
Funds available for distribution	$19,239	$20,056	$61,880	$68,588
Gains on sales of marketable securities	—	(1,090)	(30)	(9,899)
Loan impairments (recoveries)	2,300	(99)	2,300	(99)
Change in fair value of interest rate swap agreement	—	1,188	—	922
Write-offs and expenses due to early lease termination	—	—	297	—
Legal settlements	275	—	365	—
Other items	(78)	—	17	—
Normalized FAD	$21,736	$20,055	$64,829	$59,512

BASIC
Weighted average common shares outstanding	27,830,311	27,729,560	27,799,750	27,711,474
FAD per common share	$.69	$.72	$2.23	$2.48
Normalized FAD per common share	$.78	$.72	$2.33	$2.15

DILUTED
Weighted average common shares outstanding	27,862,582	27,789,725	27,828,879	27,795,150
FAD per common share	$.69	$.72	$2.22	$2.47
Normalized FAD per common share	$.78	$.72	$2.33	$2.14

(1) Management believes that FAD and normalized FAD are important supplemental measures of a REIT’s net earnings available to common stockholders. Since other REITs may not use our definition of FAD; caution should be exercised when comparing our Company’s FAD to that of other REITs. FAD in and of itself does not represent cash generated from operating activities in accordance with GAAP (FAD does not include changes in operating assets and liabilities) and therefore should not be considered an alternative to net earnings as an indication of operating performance, or to net cash flow from operating activities as determined by GAAP as a measure of liquidity, and is not necessarily indicative of cash available to fund cash needs.

(2) Normalized FAD excludes from FAD certain items which, due to their infrequent or unpredictable nature, may create some difficulty in comparing FAD for the current period to similar prior periods, and may include, but are not limited to, impairment of assets, gains and losses attributable to the acquisition and disposition of assets and liabilities, recoveries of previous write-downs, and changes in the fair value of interest rate swap agreements.

NHI Reports 9.2% Increase in Third Quarter Normalized FFO

November 5, 2012

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
	(unaudited)		(unaudited)
Revenues:
Rental income	$22,285	$19,975	$64,905	$59,868
Mortgage interest income	1,879	1,689	5,428	4,919
Investment income and other	1,348	1,107	3,462	3,499
	25,512	22,771	73,795	68,286
Expenses:
Depreciation	5,892	2,930	12,653	8,729
Interest expense	854	1,781	2,176	2,628
Legal expense	205	119	424	448
Franchise, excise and other taxes	271	160	626	642
General and administrative	1,639	1,234	6,018	6,371
Loan and realty recoveries	2,300	(99)	2,300	(99)
	11,161	6,125	24,197	18,719
Income before unconsolidated entity, gains on sales of marketable
securities, discontinued operations and noncontrolling interest	14,351	16,646	49,598	49,567
Income from unconsolidated entity	—	—	—	—
Gains on sales of marketable securities	—	1,090	30	9,899
Income from continuing operations	14,351	17,736	49,628	59,466
Discontinued operations
Income from operations - discontinued	—	24	—	204
Gain on sale of real estate	—	1,048	—	3,348
Income from discontinued operations	—	1,072	—	3,552
Net income	14,351	18,808	49,628	63,018
Net income attributable to noncontrolling interest	—	—	—	—
Net income attributable to common stockholders	$14,351	$18,808	$49,628	$63,018

Weighted average common shares outstanding:
Basic	27,830,311	27,729,560	27,799,750	27,711,474
Diluted	27,862,582	27,789,725	27,828,879	27,795,150

Earnings per common share:
Basic:
Income from continuing operations	$.52	$.64	$1.78	$2.14
Discontinued operations	—	.04	—	0.13
Net income per common share	$.52	$.68	$1.78	$2.27

Diluted:
Income from continuing operations	$.52	$.64	$1.78	$2.14
Discontinued operations	—	.04	—	0.13
Net income per common share	$.52	$.68	$1.78	$2.27

Dividends declared per common share	$0.67	$0.615	$1.97	$1.85

NHI Reports 9.2% Increase in Third Quarter Normalized FFO

November 5, 2012

Selected Balance Sheet Data
(in thousands)
	September 30, 2012	December 31, 2011
	(unaudited)
Real estate properties, net	$519,479	$394,795
Mortgages receivable, net	79,325	78,672
Investment in preferred stock, at cost	38,132	38,132
Cash and cash equivalents	4,410	15,886
Marketable securities	11,806	11,364
Assets held for sale, net	—	29,381
Debt	194,250	97,300
National Health Investors Stockholders' equity	439,447	443,485